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EXHIBIT 10.1

                            LEASE AND PURCHASE OPTION


         THIS EXPLORATION LEASE AND PURCHASE OPTION (the "Lease") effective as of the 8th day of January, 2001 regardless of the actual times of signing and acknowledgement, between ROBERT STEELE (hereinafter collectively called "Owner"), and LENNOC VENTURES INC. (hereinafter called "LENNOC").

1. Owner, in consideration of the sum of Fifteen Hundred Dollars ($1,500.00) (the Initial Payment") to be paid upon signing this Lease and Purchase Option and other considerations and of the royalties herein reserved and the covenants to be performed by LENNOC, does hereby lease, let and demise unto LENNOC and its successors and assigns, all right, title and interest in the Sand Pass group of unpatented mining claims and State of Utah mineral lease described in Exhibit A hereto (hereinafter referred to as the "Premises", including any or all surface rights thereto, located in Juab County, Utah.


2. The term of this Lease shall be twenty (20) years, to commence on the effective date above written, and for so long thereafter as ores of minerals from the Premises are being mined, processed and marketed by LENNOC in commercially paying quantities. Whenever the continued term of this Lease is dependent solely upon mining, processing or marketing by LENNOC and there occur periods (I) when there is no reasonable market for ores or minerals which are or could be produced by LENNOC from the Premises for any periods of time each not to exceed two (2) consecutive years; or (ii) when the mining processing of marketing by LENNOC of ores or minerals from the Premises is prevented or interrupted by a condition or happening of force majeure as specified in Section 15 hereof, the term of this Lease shall nevertheless continue during such periods. When a satisfactory market becomes available, or upon cessation of any period of force majeure, LENNOC shall have a reasonable time thereafter within which to resume mining, processing or marketing of ores and minerals from the Premises. No cessations of operations for ninety (90) consecutive days or less, when such cessation is caused by any other reason, shall be considered a break in the continuity of mining, processing or marketing. A "reasonable market" shall not be deemed to exist and LENNOC may suspend operations during periods when the products of the Premises cannot be produced and sold at a profit by reason of low mineral prices and in such event, Owner shall be given access to all relevant information regarding such non-profitability.

3. LENNOC shall have, and it is hereby given and granted, the right to enter onto and take over immediately the sole and exclusive possession and control of said Premises in the whole and every part thereof and, during the term of this Lease, to remain in the sole and exclusive possession and control thereof, and to investigate, measure, sample, examine, test, develop, work, operate, use, manage

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         and control, the same and the water and water rights, and to mine, extract and remove from said Premises the ores and minerals therein and appurtenant and belonging thereto, and to treat, mill, ship, sell or otherwise dispose of the same and receive the full proceeds therefrom, and to erect, construct, maintain, use and operate thereon and therein roads, utility lines, buildings, structures, machinery and equipment necessary for the foregoing purposes. The time; nature, location and extent of such or any or all the above activities and the cessation and resumption thereof shall be at the sole discretion of LENNOC and may include without limitation, open pit, underground, strip or solution mining methods, together with the right, subject to Section 4 hereof, to use and destroy so much of the surface as may be necessary, useful or convenient for the enjoyment of the rights herein granted. LENNOC may also, if it so elects, use all or part of the Premises in the enjoyment of such rights and may deposit or dump any materials thereon, whether produced therefrom or from any other property.

4. LENNOC shall cause all work to be done in a careful and minerlike manner, and to conform in all respects to all applicable mining laws and regulations of all government authorities (local, state and federal) having jurisdiction over the Premises relating to LENNOC"s activities or operations of the Premises.

5. If LENNOC finds in its sole judgment that the Premises warrant commercial development, it shall proceed with reasonable diligence with the development of the Premises in such manner and on a tonnage basis of such capacity as is deemed proper and adequate in LENNOC's sole judgment, and shall advance all funds required therefor, including the initial working capital in such an amount as it may deem proper for the operation of the Premises. In equipping the Premises for operation, LENNOC may determine in its sole judgment the location of any buildings, structures, machinery, equipment, mine openings, ore and waste storage dumps and whether the same shall be located outside the limits of the Premises and may acquire other land by purchase, lease or otherwise for such purposes. The title to and ownership of all capital items of property purchased or constructed by LENNOC in equipping the Premises for operation and all replacements and additions thereto shall remain solely in LENNOC.

6. Owner hereby grants to LENNOC the exclusive and irrevocable right and option to purchase the Premises for the sum of One Million Dollars ($1,000,000.00) reduced by all amounts paid to Owner prior to close of escrow including the Initial Payment provided for in Section 1 hereof, annual advance minimum royalty payments provided for in Section 8 hereof ("Purchase Price") and royalties provided for in Section 9 hereof. This option is exercisable at any time during the term of this Lease.

7. At the time LENNOC elects to exercise the purchase option, LENNOC shall give written notice of such election to Owner together with its designation of a bank or title insurance company as escrow agent. Within thirty (30) days after such notice is given. Owner and LENNOC shall execute and deliver to the escrow agent

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         escrow instructions setting forth the terms and conditions of this
         Lease. Upon execution of escrow instructions, Owner shall sign, acknowledge and deliver to the escrow agent a warranty deed in a form acceptable to LENNOC conveying to LENNOC all right, title and interest in and to the Premises subject only to the paramount title of the United States. The escrow instructions shall provide that:

             (a) LENNOC shall deposit with the escrow agent the Purchase Price upon the execution of the escrow instructions.

             (b) Owner shall deposit with the escrow agent the warranty deed upon execution of the escrow instructions.

             (c) The escrow shall close when the Purchase Price and warranty deed have been deposited with the escrow agent.

             (d) Upon close of escrow the entire Purchase Price shall be delivered to Owner and Owner's warranty deed shall be delivered to LENNOC.

             (e) The escrow charges shall be paid one-half by Owner and one-half by LENNOC.

         Not withstanding any other provision of this Lease, this Lease and LENNOC's obligations thereunder shall terminate at the close of escrow.


8. Until this Lease is terminated or the Premises are purchased by LENNOC, LENNOC shall pay to Owner the following advance minimum royalty amounts according to the following schedule:

                  $ 3,000.00        on or before the first anniversary date of this Lease;

                  $ 6,000.00        on or before the second anniversary date of this Lease;

                  $ 9,000.00        on or before the third anniversary date of this Lease;

                  $12,000.00        on or before the fourth and each succeeding anniversary
                                    date of this Lease.

The total amounts of the advance minimum royalty paid by LENNOC shall apply to and be deducted from the Purchase Price, and from the current and future production royalties provided for in Section 9 hereof. The remaining amount of the Purchase Price not yet having been paid when the option to purchase is exercised shall be paid at the close of escrow.

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9.       Commencing with Date of Commencement of Commercial Production, a production royalty of all ores extracted and sold from the Premises shall be paid to Owner in the amount of three percent (3%) of Net Smelter Returns (as defined herein).

         (a) The term "DATE OF COMMENCEMENT OF COMMERCIAL PRODUCTION" as used herein shall mean the first (1st) day of the month following expiration of the first consecutive two (2) month period within which milling of ores produced from the Premises has yielded concentrates of commercial quality and quantity.

         (b) The term "NET SMELTER RETURNS" means amounts actually received by LENNOC from the sale of ores and minerals, except in the case of refined gold and silver in which case the Net Smelter Returns shall be the average daily quotations for the calendar week in which gold and silver is refined and made available for delivery to LENNOC, of the London Final Gold Quotation and the Handy and Harman New York official silver quotation as published in Metals Week (or its recognized successor in publication of gold and silver quotations); less but only to the extent actually incurred and borne by LENNOC after the Date of Commencement of Commercial Production:

             (i) Sales, use, gross receipts severance, ad valorem and other taxes, if any, payable with respect to severance, production, excluding any taxes on net incomes;

             (ii) Charges and costs, if any, for transportation from the mine or mill to places where ores and minerals are smelted, refined and/or sold;

             (iii) Charges, costs, including assaying and sampling costs, and all penalties, if any, incurred upon smelting and/or refining ores and minerals; in the event smelting or refining is carried out in facilities owned or controlled, in whole or in part, by LENNOC, charges, costs, and penalties for such operations shall mean the actual costs incurred or the amount LENNOC would have incurred if such operations were carried out at facilities not owned or controlled by LENNOC then offering comparable services for comparable product on prevailing terms, whichever is less.

         (c) Should the Premises be mined by other than conventional mining methods such as solution mining or in-situ mining, costs relating to the mining, milling and introducing or extracting of solutions into and from the ore, including leach piles and concentrating the pregnant solutions (e.g., solvent extraction, carbon extraction, absorption, desorption, etc.) shall not be deducted in calculating royalites hereunder. Operating Expenses relating to production of metal products from such concentrated solutions

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             (e.g. electrowinning, precipitation, etc.) shall be considered the equivalent of smelting and refining and shall be deductible.

         (d) "OPERATING EXPENSES" referred to in paragraph (c) above shall mean all costs, obligations, liabilities and expenses of whatsoever nature (excluding depreciation) which are incurred or become payable by LENNOC after the Date of Commencement of Commercial Production in connection with or for the benefit of the development, improvement, maintenance and operation of the process related to the production of metal products from concentrated solutions and the products thereof, including all expenses and deductions from income allowable (but with discretion in LENNOC in what accounting periods the same shall be chargeable) to such products and processes for income tax purposes.

         (e) LENNOC may commingle ore or other mined material from the Premises with ore or other mined material from other properties, wither before or after concentration or benefication, so long as the data necessary to determine the weight and grade, or in the case of heap leaching, solution or in situ mining, the metal content and percent recovery, both of the ore removed from the Premises and the ore with which it is commingled, are obtained by LENNOC, and furnished to Owner. LENNOC shall then use such data to allocate net returns from the commingled ore between the Premises and the other properties from which the other commingled ore or other mined material was removed. All such data and allocation calculations by LENNOC shall be done in a manner recognized by the mining industry as practical and sufficient at that time.

         (f) All mineral products of the Premises which are marketed shall be marketed at the best terms obtainable from any responsible smelter, refinery, or end user with due regard to freight differentials, and if such ores or concentrates or other products shall be treated at a smelter or refinery owned or controlled by LENNOC, the smelter or refinery schedules used for determining the Net Smelter royalty shall not be less favorable to the Premises than the schedules then being offered or being negotiated with independent shippers for materials of a like character and similar quantity.

         (g) Production royalties shall become due and payable by check on the fifteenth (15th) day of the month following the sale of the concentrates of smelting ores or mine products during the preceding calendar quarter and following the receipt by LENNOC of all necessary information for the calculation of the royalties.

         (h) All production royalty payments shall be based on the amount received by LENNOC from the sale of ores and minerals less deductions allowed

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             hereunder, or in the case that LENNOC in its sole judgment deems it reasonable to withhold production from sate then LENNOC shall notify Owner in writing with sufficient information as to the decision to withhold production from sale and Owner shall have five
             (5) business days to notify LENNOC in potential market adjustments or to determine the royalty payment due to Owner based on multiplying the average price per unit listed in Metals Week for such minerals for each calendar month by the total number of such units of ores and minerals produced from the Premises and subtracting from that product the appropriate deductions allowed hereunder.

         (i) LENNOC's engineering progress maps and factual data (but excluding interpretive information or data) on all mining operations upon the Premises pertinent to the computation of production royalties shall be available upon request for inspection by Owner for a reasonable period of time during normal business hours, but not more often that once each calendar quarter and Owner may enter the Premises at reasonable times for the purpose of inspecting the same, and LENNOC shall facilitate such inspection in every reasonable way, but Owner shall enter upon said Premises at the sole risk of Owner and so as not to hinder unreasonable the operations of LENNOC; and Owner shall indemnify and hold harmless LENNOC , its directors, officers and employees from any damage, claim or demand by reason of injury to or the presence of Owner or its agents, representatives, licensees or guests or any of them on the Premises or approaches thereto unless caused by the willful acts of LENNOC or its employees. Annually, within ninety (90) days after each anniversary date of this Lease, LENNOC shall provide to the Owner a copy of all raw factual data obtained from exploration of the Premises. Owner agrees to keep such data confidential until this Lease expires or is terminated other than by purchase of the Premises by LENNOC.

         (j) Owner shall be deemed to have waived any right it may have had to object to the royalty settlement made by LENNOC for any quarter, unless Owner notifies LENNOC in writing of such objection within ninety (90) days after receipt of such royalty which may be disputed. If Owner and LENNOC are unable to resolve the question by agreement within thirty (30) days after LENNOC's receipt of notice from Owner, the dispute shall be resolved as provided in Section 21 below.


10. For the purpose of determining the applicability of the royalty provided for in Section 9 hereof, LENNOC and Owner agree that any and all ores and minerals within the surface boundaries extended downward vertically of any claim held under lease or agreement by LENNOC, or now or hereafter owned by LENNOC, shall belong to such claim and none other, and LENNOC shall be required to account only to the owner of such claim for ores mined and removed by it therefrom. As to the other claims or property adjoining or adjacent to the Premises, this Lease and the purchase of the Premises by LENNOC are intended to, and will, grant to LENNOC, subject to the terms hereof, the full rights of possession and enjoyment in and to the Premises and all ore and minerals therein and appurtenant thereto and all extralateral rights thereof as provided by law.

11. Owner shall pay before they are delinquent all general property taxes assessed against the ownership of Owner in the Premises during the term of this Lease and shall be reimbursed by LENNOC for such taxes. LENNOC shall pay, before they are delinquent, all taxes levied or assessed against any and all personal property, machinery and equipment placed upon the Premises by LENNOC during the term of this Lease. If Owner fails to pay taxes chargeable solely to Owner when due, LENNOC may at its option pay the taxes of Owner directly.

12. LENNOC shall comply with the Workmen's Compensation Laws of Utah and with Social Security, Unemployment Insurance and all other state and federal laws and regulations relating to LENNOC's operations and shall save Owner harmless from any claim for damages or liability by reason thereof. Without limiting the applicability of the foregoing, LENNOC shall perform all reclamation of the Premises required by local, state and federal laws and regulations as a result of LENNOC's activities or operations on the Premises, and this obligation shall survive termination of this Lease (except by purchase of the Premises).

                  LENNOC will discharge when due all claims, liabilities, expenses and obligations of, relating to or associated with the Premises which arise from or relate to any action, failure to act, or man-made condition occurring or arising while this Lease is in effect (but not before) whether or not arising out of federal, state or local laws, rules or regulations now in effect or which may come into effect in the future, including without limitation (i) and all obligations under the Comprehensive Environmental Response Compensation Liability Act of 1980 as amended ("CERCLA"), Pub. L. 95-510 and 96-561, and the Resource Conservation and Recovery Act of 1980 ("RCRA"), Pub. L. 96-482 with respect to the Premises, and (ii) any and all personal injuries, property damage, contamination or pollution, known or unknown, determined to have resulted from LENNOC's activities or operations on the Premises.

                  LENNOC agrees to indemnify, defend and hold Owner harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses of every kind, nature and description (including, without limitation, reasonable attorneys' fees and disbursements), based upon, arising out of or otherwise in respect of any claims, liability or obligation assumed by LENNOC under this section.

13. If LENNOC, at its option and in its sole judgment, desires to amend or relocate any mining claims in the Premises, or if it discovers that fractions exist between any of such claims, it may, at its sole expense, amend or relocate such claims and locate any such fractions, subject to this Lease, in the name of Owner. LENNOC shall also prepare and file such notices and certificates as may be required by state and federal Law as may be deemed appropriate to effect such amendment or location. All such amended or relocated claims or any fractions so located by LENNOC shall be included in the Premises for purposes of this Lease.

         This Lease shall constitute full and irrevocable power and authority during the term hereof for LENNOC to apply for a United States mineral patent in the name of Owner to any or all of the unpatented mining claims that comprise the Premises, and Owner agrees to assist in such application in any manner requested by LENNOC. If LENNOC makes such relocation or files such additional and/or amended location certificates as to such unpatented mining claims or applies for a United States mineral patent to any or all of such unpatented mining claims and such action is unsuccessful or the application is rejected in whole or in part, LENNOC shall not be liable to Owner for such loss in any manner whatsoever, provided LENNOC has proceeded in good faith in taking such action or making such application. The rights of LENNOC and Owner under this Lease shall extend to any and all such amended, relocated and patented mining claims.

         LENNOC shall pay all rentals and holding fees required, and shall perform all assessment work that is required or allowed, for the unpatented mining claims within the Premises in compliance with federal and state regulations, and shall timely record and file with the proper county, state and federal offices evidence of such work or payment in compliance with assessment, recording and filing requirements. In the event LENNOC terminates this Lease and the termination notice is provided to Owner after August 1 of any assessment year, LENNOC shall be obligated to perform the assessment work if required, or to pay the rental or holding fees for that assessment year.

         If federal law shall hereafter provide a tenure system for federally owned minerals of lands in which mineral resources may exist and such system is at variance with or in substitution for the existing system provided for mining locations under the General Mining Law of 1872, as amended, and if such law shall give the owners of unpatented mining claims an option to acquire rights under the new law in exchange for or in modification of their existing rights, this Lease shall constitute full power and authority to LENNOC to make such election. In the event such election is made, in order to keep this Lease in force and effect as to such unpatented mining claims, LENNOC shall pay all minimum or advance royalties, rentals, bonus payments, or other fees required by such substituted or modified tenure system.

14. LENNOC shall keep the Premises and the whole and every part thereof free and clear of liens for labor done or work performed upon the Premises or materials furnished to it for the development or operations thereof under this Lease while the same is in force and effect, and will save and keep harmless Owner and indemnify Owner from all costs, claims, loss or damage which may arise by reason of injury to any persons employed by LENNOC in or upon the Premises or any part thereof, or, except as provided in Section 9(I) hereof, which may arise by reason of injury to any persons or damage to any property as the result of any activities, work or operations of LENNOC or of its possession and occupancy of the Premises. A lien upon the Premises shall not constitute a default if LENNOC in good faith disputes the validity of the claim;, in which event the existence of the lien shall constitute a default only if such lien remains longer than ten (10) days after the lien has been finally adjudicated as valid.

15. If LENNOC is rendered unable, wholly or in part, to perform any of the terms or covenants of this Lease, other than making the various payments hereunder, it shall not be deemed in default for any failure or delay in the performance thereof if such performance shall have been prevented or delayed by any of the following conditions of force majeure: labor disturbances, shortage of labor equipment, strikes, lockouts, other industrial disturbances, acts of God, act of the public enemy, lightning, fire, storm, flood, inclement weather, explosion, inability to obtain governmental licenses, permits or approval, regulations, restrictions, orders or acts of governmental agencies or courts; or on account of any eventualities or conditions, similar or dissimilar, whether enumerated or not, beyond the reasonable control of LENNOC, including federal, state and local health, safety, land use and environmental statues and regulations.

16. The failure of LENNOC to make or cause to be made any of the payments provided for in Sections 8 or 9 hereof or to keep or perform any agreement on its part to be kept or performed according to the terms and provisions of this Lease, shall, at the election of Owner, work a forfeiture of this Lease; provided, however, that in the event of a default on the part of LENNOC, and the election of the Owner to terminate this Lease on account thereof, Owner shall give to LENNOC a written notice of its intention to declare a forfeiture of this Lease and to terminate the same on account thereof, specifying the particular default or defaults relied upon by it, and LENNOC shall have thirty
         (30) days after receipt of such notice in which to cure or commence and diligently pursue actions to cure the alleged default or defaults, in which event there shall be no forfeiture therefor. If LENNOC disagrees that such default occurred, it shall advise Owner in writing thirty
         (30) days after receipt of the notice of default. If, within fifteen
         (15) days thereafter, the parties have not resolved the dispute by mutual agreement, the issue of default shall then be resolved pursuant to Section 21 hereof.

17. Notwithstanding any provisions herein to the contrary, LENNOC may terminate this Lease by providing thirty (30) days' written notice to Owner. Upon total cancellation and termination of this Lease, LENNOC shall be under no further obligation to Owner of any kind or nature whatsoever, except for the making of payments which have already accrued at the date of such cancellation and termination and for the payment of LENNOC's proportion of any taxes accrued while this Lease was in effect. Upon request by Owner given within ninety (90) days after termination or exploration of this Lease, LENNOC shall furnish Owner with copies of all raw factual data obtained from exploration, development and mining of the Premises.

18. In the event of a forfeiture, cancellation or other termination of this Lease, LENNOC shall surrender to Owner peaceable possession of the Premises and shall within thirty (30) days thereafter, if requested by Owner, deliver to the Owner a written relinquishment hereof, together with a copy of its engineering progress maps showing any workings made or uncovered by LENNOC on the Premises

19. LENNOC shall have and is hereby given and granted six (6) months after a valid forfeiture, cancellation or other termination of this Lease (other than purchase of the Premises) to remove from the Premises all machinery, trade fixtures and equipment erected or placed in or upon the Premises by it. If LENNOC is hampered by snowdrifts, washouts, inclement weather, other climatic conditions or conditions of force majeure, from completing the removal of said property and equipment within the time specified, then Owner agrees to extend the time by a reasonable period if requested by LENNOC. Any such property not removed within said six (6) months shall become property of Owner, and LENNOC shall have no further rights, obligations or liabilities with respect thereto.

20. Owner covenants that Owner now holds title and possession of the unpatented mining claims within the Premises, subject only to the paramount title of the United States, free and clear from all former grants, sales, liens or encumbrances. Owner agrees to furnish to LENNOC such abstracts, deeds or other evidences of title as may be in Owner's possession and control, and to allow and cooperate with LENNOC at LENNOC's option and cost and expense, to have abstracts brought to date. Owner covenants that it has full power and authority to enter this Lease.

         In the event Owner owns a lesser mineral interest in the Premises than that covenanted above, then all payments herein provided for shall be paid to Owner only in the proportion that the mineral interest of Owner bears to the mineral interest covenanted above. No change or transfer of any interest of Owner shall be binding upon LENNOC until a recordable instrument effecting such change or transfer has been recorded and a copy thereof has been delivered to and received by LENNOC.

21.      All disputes under this Lease shall be resolved in accordance with this
         Section 21 as follows:

         (a) Within fifteen (15) days of receipt of notice, the parties shall meet to attempt in good faith to resolve any disputes arising under this Lease. If the dispute cannot be resolved in such a meeting or if no meeting of the parties has taken place within fifteen (15) days of notice of a dispute, either party may initiate mediation as provided hereinafter. If convened, such mediation will be attended by a principal from each party. The parties shall immediately endeavor to settle the dispute by mediation under the Center for Public Resources Model Procedure for Mediation of Business Disputes. The parties shall select an acceptable third party neutral within ninety (90) days of the date of notice. In the event that the parties cannot agree upon a third party neutral, the parties will agree on a third party neutral with the assistance of the Center for Public Resources. The third party neutral shall determine who pays his/her fees, based on positions taken, and other relevant circumstances.

         (b) The third party neutral shall attempt to resolve any such dispute in approximately thirty-two (32) days from the date of submission. A principal from each party will be required to attend the mediation. If mediation is not successful, the parties shall submit such dispute to Alternate Dispute Resolution ("ADR") in accordance with the following rules:

             (i) shall designate an impartial third party within ten (10) days of a party's request for ADR;

            (ii) the original third-party neutral shall act as Chairman of the panel;

           (iii) the panel of three shall convene within thirty (30) days of failed mediation for each party to present, in summary fashion, its case;

            (iv) each party shall be allowed present no more than four witnesses;

             (v) each party shall prepare a written opening statement limited to forty (40) pages (plus exhibits)'

            (vi) each party shall be entitled to an oral closing statement limited to thirty (30) minutes;

           (vii) each party shall be limited to a total of four hours for witness and exhibit presentation; cross-examination of same shall be limited to a total of four (4) hours for the four (4) witnesses;

          (viii) each party may prepare a written closing statement limited to ten (10) pages (plus exhibits) within three (3) days of the close of evidence;

            (ix) the compensation of the panel shall be allocated by them between the parties;

             (x) the panel shall render a decision within ten (10) days of the close of evidence; and

            (xi) the place of the ADR will be set by the panel.

         Any determination pursuant to this Section is binding and any party hereto shall be entitled to enter such determination as a judgment by any United States state or federal court having jurisdiction.

22. Owner agrees to execute, upon request by LENNOC, a short-from notice of this Lease, which notice shall be for purposes of recordation.

23. Any interest or right to acquire any interest in real property within one mile from the present exterior boundaries of the Premises acquired during the term of this Lease by or on behalf of a party hereto shall be subject to the terms and provisions of this Lease.

24. Any notices or payments required or permitted to be given or made to the Owner or LENNOC hereunder shall be considered as delivered five (5) business days after the same shall have been deposited in the United States mail, duly registered, with postage thereon pre-paid. All notices or payments given or made hereunder shall be addressed to the respective addresses given below:

                  If to Owner:                           Mr. Robert Steele
                                                         1055 North 400 East
                                                         Nephi, Utah
                                                         84648


                  If to LENNOC VENTURES INC.:            President and Director
                                                         Kenneth McAlpine
                                                         311 Tawny Road
                                                         Sarnia, Ontario
                                                         N7S 5K1

Said addresses for receiving notices may be changed by either party upon five
(5) business days' previous notice to the other party.

All payments made by LENNOC under this Lease shall be made to Robert Steele S.S.# ###-##-####. Such payments shall satisfy all obligations of LENNOC to make payments to all of the Owners hereunder.

25. This Lease may be assigned or there may be a transfer of interest by either party provided that written notice is given and that the person or persons in whose favor such assignment is given agrees to be bound by the provisions of this Lease as if they were a party to this Lease.

26. These presents shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.


IN WITNESS WHEREOF, the parties hereto have executed this Lease to become effective as of the day and year first above written.



                                                    /s/ ROBERT STEELE
                                                    ----------------------------
                                                    ROBERT STEELE


LENNOC VENTURES INC.


By: /s/ KENNETH MCALPINE
--------------------------
Kenneth McAlpine